Jan Siegmund Appointed to Western Union Board of Directors

DENVER, December 4, 2019 – The Western Union Company (NYSE: WU), a leader in cross-border, cross-currency money movement and payment services, today announced that Jan Siegmund has been appointed to the Company’s Board of Directors, effective December 4, 2019.

Mr. Siegmund will also serve on the Audit Committee of the Board.

Mr. Siegmund spent 20 years at Automatic Data Processing, Inc. (“ADP”), a leading global technology company providing human capital management solutions, most recently serving as Corporate Vice President and Chief Financial Officer (2012-April 2019). Prior to his appointment as CFO in November 2012, Mr. Siegmund served as Chief Strategy Officer and President, Added Value Services from April 2009 to October 2012. During this time, he focused on executing change programs for the organization. Prior to April 2009, Mr. Siegmund held various position of increasing responsibility with ADP. He started his career at McKinsey & Company.

“Jan is a proven global executive with excellent transformation experience,” said Hikmet Ersek, President and CEO of Western Union. “The Board and I are looking forward to working with Jan as the Company continues to forge its own business transformation to drive efficiency, profitability, long-term revenue growth, and continues to deliver shareholder value.”

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About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of September 30, 2019, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2018, is available in 75 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com

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